ADDENDUM DATED AUGUST 22, 2012 TO THE

SUBADVISORY AGREEMENT

DATED AUGUST 22, 2012

This Addendum, dated as of August 22, 2012 (the “Addendum”), hereby supplements the attached Subadvisory Agreement (the “Subadvisory Agreement”), dated August 22, 2012, by and between Columbia Management Investment Advisers, LLC (“Investment Manager”), a Minnesota limited liability company, and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the State of Delaware (“Subadviser”), solely with respect to the Variable Portfolio-Goldman Sachs Commodity Strategy Fund (the “Fund”), a series of Columbia Funds Variable Series Trust (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the Fund, and in accordance with the Fund’s prospectus and statement of additional information, as amended from time to time, all or a portion of the Fund’s assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to VPCS Offshore Fund, Ltd. (referred to herein collectively as the “Subsidiary”). Subadviser is hereby authorized and agrees to manage the portion of assets of the Subsidiary that is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets) pursuant to the applicable terms, conditions and obligations under the Subadvisory Agreement. Subadviser is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by Investment Manager) of the Fund to be invested in and through the Subsidiary. For purposes of this Addendum, all references in the Subadvisory Agreement to the “Fund” shall also refer to the Subsidiary, unless (i) the context dictates otherwise or (ii) applicable laws, rules, regulations and interpretive releases, official guidance or no-action letters related thereto allow for an alternate interpretation, in the reasonable opinion of Investment Manager, with respect to the Subsidiary. For the avoidance of doubt, the parties hereby agree that unless otherwise indicated in the prospectus or statement of additional information of the Fund or as otherwise mutually agreed upon in writing by Investment Manager and Subadviser (i) the assets of the Subsidiary should be treated as being held directly by the Fund for purposes of the Fund’s compliance with the applicable investment limits of the 1940 Act and all other applicable federal laws and regulations, other than the Internal Revenue Code of 1986, as amended and (ii) the Subsidiary shall not be required, separate and apart from the Fund, to comply with requirements applicable to a registered investment company.

For the avoidance of doubt, Subadviser hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “Subadviser’s Duties,” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat an investment in the Subsidiary as a separate investment by the Fund. Further, for purposes of Section 4: “Compensation of Subadviser” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund (in lieu of the Fund’s investment in the Subsidiary). Subadviser acknowledges that, at the direction of the Fund’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained Subadviser to serve as investment subadviser for the Subsidiary, and Subadviser, as a party to the Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the applicable terms of the Subadvisory Agreement.

In witness whereof, the parties have caused this Addendum to be executed by their officers designated below as of this 22nd day of August, 2012.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Christopher Thompson	By:	/s/ Greg Wilson
	Signature		Signature

Name:	Christopher Thompson	Name:	Greg Wilson
	Printed		Printed

Title:	Senior Vice President-Head of Intermediary Distribution, Marketing and Product Printed	Title:	Managing Director Printed